                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

              Advanced Environmental Recycling Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

               Advanced Environmental Recycling Technologies, Inc.
                           914 North Jefferson Street
                           Springdale, Arkansas 72764



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JULY 28, 2000



To the Stockholders:

         The Annual Meeting of Stockholders (the "Annual Meeting") of A.E.R.T., Inc. (the "Company") will be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas at 10:30 a.m., local time, Friday, July 28, 2000, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

         1. To elect nine members to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualify.

         2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000.

         3. To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on June 16, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                             Sincerely,

                                             /s/ MARJORIE S. BROOKS

                                             Marjorie S. Brooks
                                             Secretary


         A proxy card and Annual Report of the Company for the year ended December 31, 1999 are enclosed. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided, or by faxing it to the number provided on the proxy card. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process. We hope that you can attend this meeting in person, but if you cannot do so please vote your proxy now.

                             YOUR VOTE IS IMPORTANT

               ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
                           914 North Jefferson Street
                           Springdale, Arkansas 72764
                                 (501) 756-7400



                                 PROXY STATEMENT


                    SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited on behalf of the Board of Directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas, at 10:30 a.m. local time, Friday, July 28, 2000, and at any adjournments thereof. The notice of meeting, proxy statement and form of proxy are being mailed to stockholders on or about July 3, 2000.

A proxy may be revoked by delivering a written notice of revocation to the principal office of the Company or in person at the meeting at any time prior to the voting thereof.


                 VOTING SECURITES AND PRINCIPAL HOLDERS THEREOF

At June 16, 2000, there were 24,168,312 shares of Class A common stock, 1,465,530 shares of Class B common stock and 900 shares of Series B preferred stock issued and outstanding. There were also 2,000 shares of Series A and C preferred stock issued and outstanding, but these shares are non-voting except in those instances where Delaware law expressly requires otherwise. The Series B preferred stock is convertible at a price of $1.20 per share and is entitled to vote on all matters submitted to a vote of shareholders on an as-converted basis resulting in voting rights of 2,500 per share of Series B preferred stock. The holders of record of the Class A common stock, Class B common stock and Series B preferred stock outstanding on June 16, 2000, the record date, will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the Annual Meeting and any adjournments. Each outstanding share of Class A common stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B common stock entitles the holder thereof to five votes on matters submitted to the stockholders.

The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See "Proposal for Election of Directors" for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Brokers "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

The Company's officers and directors own approximately 16% of the currently outstanding shares of Class A common stock, 94% of the shares of Class B common stock and approximately 89% of the currently outstanding shares of Series B preferred stock, and collectively owned shares representing approximately 38% of the votes entitled to be cast upon matters submitted at the Annual Meeting. Marjorie S. Brooks and corporations controlled by her own shares representing approximately 23% of the votes entitled to be cast and may be in a position to control the Company.

The following table sets forth, as of December 31, 1999, certain information with regard to the beneficial ownership of the Company's capital stock by each holder of 5% or more of the outstanding stock, by each director of the Company, and by all officers and directors as a group:

Name and Address                       Title of          Number of Shares of        Percentage of Class      Percentage of
of Beneficial Owner                    Class(1)            common stock(2)          Outstanding (2)(16)   Voting Power (2)(17)
-------------------                    --------          -------------------        -------------------   --------------------

Marjorie S. Brooks                     Class A                 10,997,998(3)               23.6%                  28.0%
P. O. Box 1237                         Class B                    837,588(4)               57.2%
Springdale, AR  72765                  Preferred-                     400(5)               13.8%
                                       Series B
-------------------------------------------------------------------------------------------------------------------------------
Joe G. Brooks                          Class A                    838,397(6)                1.8%                   3.9%
HC 10, Box 116                         Class B                    284,396                  19.4%
Junction, TX 76849
-------------------------------------------------------------------------------------------------------------------------------
J. Douglas Brooks                      Class A                    831,573(7)                1.8%                   2.6%
P. O. Box 1237                         Class B                    131,051                   8.9%
Springdale, AR 72765
-------------------------------------------------------------------------------------------------------------------------------
Jerry B. Burkett                       Class A                    165,000(8)                  *                      *
P. O. Box 1237                         Class B                     33,311                   2.3%
Springdale, AR  72765
-------------------------------------------------------------------------------------------------------------------------------
Sal Miwa                               Class A                    428,000(9)                  *                      *
P. O. Box 821
Short Hills, NJ 07078
-------------------------------------------------------------------------------------------------------------------------------
Stephen W. Brooks                      Class A                    745,116(10)               1.6%                   2.1%
P. O. Box 291                          Class B                     89,311                   6.1%
Springdale, AR 72765
-------------------------------------------------------------------------------------------------------------------------------
James H. Culp, Ph.D.                   Class A                    325,000(11)                 *                      *
P. O. Box 1237
Springdale, AR 72765
-------------------------------------------------------------------------------------------------------------------------------
Peter S. Lau                           Class A                    104,715(12)                 *                      *
P. O. Box 1237
Springdale, AR 72765
-------------------------------------------------------------------------------------------------------------------------------
Michael M. Tull                        Class A                     96,000(13)                 *                    1.9%
c/o I. W. Tull Sales Co.               Preferred-                     400                  13.8%
1475 Holcomb Bridge Rd.                Series B
Suite 113
Roswell, GA 30076
-------------------------------------------------------------------------------------------------------------------------------
Robert A. Mackie, Jr.                  Class A                  1,304,600(14)               2.8%                   2.3%
P. O. Box 380                          Preferred-                     300                  10.3%
Irvington, NY 10533                    Series C
-------------------------------------------------------------------------------------------------------------------------------
Delbert & Pat Allen                    Class A                  1,322,524(15)               2.8%                   2.3%
3611 West Gulf Drive,
Sanibel Island, FL 33957
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Officers and directors                 Class A                14,531,799                    31.2%                  40.5%
as a group (nine persons)              Class B                 1,375,657                    93.9%
                                       Preferred-                    800                    27.6%
                                       Series B
-------------------------------------------------------------------------------------------------------------------------------
* Less than 1%
-------------------------------------------------------------------------------------------------------------------------------

(1) The Class B common stock is substantially identical to the Class A common stock, except that each share of Class B common stock has five votes per share and each share of Class A common stock has one vote per share. Each share of Class B common stock is convertible into one share of Class A common stock. Each share of preferred stock is convertible into 833-1/3 shares of Class A common stock. The Series B preferred Stock (900 shares) has voting rights of 2,500 votes per share. No other preferred stock carries any voting rights.

(2) Beneficial ownership of shares was determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and included shares underlying outstanding warrants and options which the named individual had the right to acquire within sixty days of December 31, 1999.

(3) Includes 2,608,940 shares owned directly, 493,645 in trusts controlled by Mrs. Brooks, 1,100,000 shares issuable upon exercise of stock options, 3,000 shares issuable upon exercise of Bonus Warrants, 325,000 shares issuable upon exercise of Class C Warrants, 3,974,080 shares issuable upon exercise of Class F and Class G Warrants issued in connection with a private placement of Class A common stock in May of 1994, 2,000,000 shares issuable upon exercise of Class H Warrants, and 493,333 shares issuable upon exercise of Series X and Series Y Warrants owned indirectly through two corporations controlled by Mrs. Brooks.

(4) Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and SMF is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B common stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5) Includes Series B Convertible preferred stock owned indirectly by Mrs. Brooks. Razorback Farms, Inc. is the record owner of 165 shares. Brooks Investment Company is the record owner of 235 shares.

(6) Includes 354,067 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks' minor child, 38,205 shares owned as custodian for Brooks' Children's Trust, 1,500 shares issuable upon exercise of Bonus Warrants owned as custodian for Mr. Brook's minor child, 38,250 shares issuable upon exercise of Bonus Warrants owned as custodian for Brook's Children's Trust, 1,875 shares issuable upon exercise of Bonus Warrants owned directly and 400,000 shares issuable upon exercise of stock options.

(7) Includes 370,932 shares owned directly, 33,021 shares owned indirectly, 7,620 shares issuable upon exercise of Bonus Warrants and 420,000 shares issuable upon exercise of stock options.

(8) Includes 13,000 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett and 140,000 shares issuable upon exercise of stock options.

(9) Includes 3,000 shares owned directly and 425,000 shares issuable upon exercise of stock options.

(10) Includes 370,116 shares owned directly and 375,000 shares issuable upon exercise of stock options.

(11) Represents shares issuable upon exercise of stock options.

(12) Includes 75,000 shares issuable upon exercise of stock options and 29,715 shares issuable upon exercise of Class I Warrants.

(13) Includes 71,000 shares owned directly and 25,000 shares issuable upon exercise of stock options.

(14) Mr. Mackie directly owns 250,000 shares of Class A common stock, 75,000 Bonus Warrants, 250,000 Series X Warrants, 120,000 Series Y Warrants and 300,000 Series Z Warrants of the Company. Mr. Mackie indirectly owns 309,600 Bonus Warrants through R.A. Mackie & Co., L.P.

(15) Includes 338,624 shares owned directly, 789,526 shares owned indirectly, 160,000 shares issuable upon exercise of Bonus Warrants owned directly and 34,374 shares issuable upon exercise of Bonus Warrants owned indirectly.

(16) Class A common stock beneficial ownership is calculated based on 46,610,713 shares outstanding as of December 31, 1999, which includes 22,359,216 shares which any person has the right to acquire through the exercise of options and warrants within 60 days of December 31, 1999. Class B common stock beneficial ownership is calculated based on 1,465,530 shares outstanding on December 31, 1999. preferred stock beneficial ownership is calculated based on 2,900 shares outstanding on December 31, 1999.

(17) Calculated based on 57,855,029 shares outstanding on December 31, 1999, which includes voting rights on all classes of stock, options and warrants which can be acquired within 60 days of December 31, 1999.

At December 31, 1999, there were 24,251,497 shares of Class A common stock and 1,465,530 shares of Class B common stock issued and outstanding. The previous table sets forth that directors, officers and 5% shareholders, as a group, directly owned shares representing approximately 45.1% of the votes entitled to be cast upon matters submitted to a vote of the Company's stockholders, and Marjorie S. Brooks and corporations controlled by her owned shares representing approximately 28.0% of the votes entitled to be cast and may be in a position to control the Company.



               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors and executive officers of the Company are as follows:

      NAME                                    AGE                POSITION
      ----                                    ---                --------

      Joe G. Brooks                           45                 Chairman of the Board of Directors, Co-Chief Executive Officer
                                                                 and Interim President
      Sal Miwa                                43                 Vice-Chairman of the Board of Directors
      Stephen W. Brooks                       43                 Co-Chief Executive Officer and Director
      J. Douglas Brooks                       40                 Executive Vice-President
      Marjorie S. Brooks                      64                 Secretary, Treasurer and Director
      Edward J. Lysen                         62                 Chief Financial Officer
      Jerry B. Burkett                        43                 Director
      James H. Culp                           55                 Director
      Peter S. Lau                            46                 Director
      Michael M. Tull                         46                 Director
      Thomas J. Hairston                      57                 Director

The Company's Board of Directors elected JOE G. BROOKS as its Chairman and the Company's Co-Chief Executive Officer on December 11, 1998. Mr. Brooks is serving as the interim President. Mr. Brooks has previously served as President and has been a director since the Company's inception in December 1988. He was also previously Chairman and CEO from inception until August 1993. Mr. Brooks is a director and Chairman of the Standing Committee of the Arkansas Recycling Coalition for Buy Recycled Business Alliance for the State of Arkansas and serves on their Executive Committee. He is a member of Clean Texas 2000, appointed by Governor George Bush in 1995. He is a past President, director and independent consultant of Juniper Products, Inc., from July 1985 until December 1988, which was an artificial firelog manufacturing entity in Junction, Texas. Mr. Brooks has been past President of Southern Minerals and Fibers, Inc. (SMF), a producer of drilling mud and fluid additives.

On December 11, 1998, the Company's Board of Directors elected SAL MIWA as its Vice-Chairman. Mr. Miwa has served as its Chairman for 3 years before this election. He has been an outside director of the Company since January 1994. Mr. Miwa recently became COO of RealRead, Inc. Prior to joining RealRead, Mr. Miwa was President and CEO of Seiwa Optical Co., an importer of special camera systems located in Woodcliff Lake, New Jersey. Since 1980, he has been engaged in various international businesses located in the U.S., Canada, Japan and Europe. He received his Masters degree in Aerospace Engineering from the Massachusetts Institute of Technology.

The Company's Board of Directors elected STEPHEN W. BROOKS as Co-Chief Executive Officer on December 11, 1998. Mr. Brooks has served as its Chief Executive Officer and has been a director since January 1996. Mr. Brooks is CEO and Chairman of the Board of Razorback Farms, Inc.; a Springdale, Arkansas based firm that specializes in vegetables for processing. Mr. Brooks also serves on the Board of the Ozark Food Processors Association.

J. DOUGLAS BROOKS is Executive Vice-President and a previous board member. Mr. Brooks serves on the Executive Committee and is in charge of Technical Services, which includes Quality Assurance, R&D, Raw Material Processing, Development and Sourcing. Mr. Brooks was previously Project Manager for AERT's polyethylene recycling program with The Dow Chemical Company and is joint inventor on several of AERT's process patents for recycling polyethylene film for composites. Mr. Brooks has previously served as an independent consultant to Juniper Industries, Inc. and as Vice President of SMF.

MARJORIE S. BROOKS has been Secretary, Treasurer, and a director since the Company's inception in December 1988. Mrs. Brooks also serves as a director of Juniper Industries, Inc. and Razorback Farms, Inc., and has served as Secretary and Treasurer of Brooks Investment Co., a holding company for the Brooks' family investments, for more than the past thirty years, and has served as President of Haskell Foods, Inc.

EDWARD J. LYSEN joined AERT in April 1999 as Chief Financial Officer. Mr. Lysen has over 30 years experience in financial management. Prior to entering the private sector, Mr. Lysen was a consultant in the Management Consulting Group, KPMG-Peat Marwick from 1966 to 1979. From 1979 to 1992, Mr. Lysen was Sr. V.P, CFO and on the Board of Tuesday Morning, Inc., a publicly traded retailer. From 1993 to 1996, he served as Chairman of the Board and CFO of Distribution Data Management Systems, a computer service provider in the office products industry. In 1996, Mr. Lysen entered the financial planning industry with AAL, a leading fraternal benefits society. In 1998 to 1999, he was the CFO of Hairston Roberson, a leading designer and manufacturer of women's fashion apparel. He has an MBA in Finance from Northwestern University and is a Certified Public Accountant.

JERRY B. BURKETT was appointed to the Board of Directors of the Company on May 17, 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past President of the Arkansas County Farm Bureau.

DR. JAMES H. CULP received a B.S. Degree in Chemistry from the University of Alabama and Ph.D. Degree in Analytical and Nuclear Chemistry from Texas A&M University. Dr. Culp was an Assistance Professor at Texas A&M University Chemical Oceanography for two years before joining The Dow Chemical Company. Dr. Culp worked at Dow in research, manufacturing, business development, and supply chain for 24 years. His last responsibility at Dow was North American Supply Chain Director for Engineering Thermoplastics and North American Recycle Plastics Director. Dr. Culp retired from Dow in April 1996. He joined the AERT Board as Director of Technology in July 1996 and served as special board assistant to the CEO in October 1996.

PETER S. LAU was appointed an outside director to the Board of Directors of the Company in April 1997. Mr. Lau is currently a director and Chief Financial Officer of Cathay Online, Inc. Mr. Lau is the former managing director of corporate finance of American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation. Mr. Lau is a graduate of the University of Hartford with a B.S. and M.S. in accounting.

MICHAEL M. TULL was appointed to the Board of Directors in December 1998. Mr. Tull is the President and majority owner of I. W. Tull Sales Company, a manufacturer's representative company, which professionally represents nine manufacturing companies and is responsible for sales and marketing of those companies' window and door related components in the southeastern Unites States. Mr. Tull serves on boards of several closely held family businesses and is the President and a Board of Director member of the National Wild Turkey Federation, which is one of the largest North American conservation organizations with membership of 200,000.

DR. THOMAS J. HAIRSTON was elected to the Board of Directors of the Company in July 1999. Dr. Hairston has twenty-seven years experience with Dow Chemical Company as corporate Vice President, Director of Research and Development, Business Manager, New Venture Manager and researcher with eighteen patents and numerous publications and awards. He served as a past member of the Board of Directors for Dow joint ventures Cynara(TM) and Generon(TM) and C. D. Medical Co. Dr. Hairston, from June 1996 through August 1998, was Director of Biotechnology and Environmental Science at Stephen F. Austin University, and from October 1994 until present has been a consultant in the chemical, petrochemical and environmental areas. Dr. Hairston received his Ph.D. in Chemistry from Texas A&M University.

SAMUEL L. MILBANK has worked with international private and public sector institutions and is proposed for election to the Board of Directors. From 1997 to the present, Mr. Milbank has been the Managing Director of Zanett Securities Corporation, a hedge fund invested in small and micro capitalization companies. From 1992 to 1996, Mr. Milbank was a Senior Vice President and Sales Manager with Lehman Brothers, Inc. in New York, and managed and coordinated global sales coverage of central banks and official institutions. From 1973 to 1992, Mr. Milbank worked with Salomon Brothers, Inc. as a Director of Fixed Income Sales. He has an MBA in Finance from The Amos Tuck School of Business Administration at Dartmouth College.

Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks. There are no other familial relationships between the current directors and executive officers.

Each of the Company's directors is elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

The Audit Committee of the Board of Directors consists of three outside directors of Peter S. Lau

(Chairman), Jerry Burkett, and Sal Miwa. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Executive Committee consists of three board members with Sal Miwa (Chairman), James H. Culp and Michael M. Tull and three executive management members of Joe G. Brooks, Stephen W. Brooks, and J. Douglas Brooks. The Executive Committee establishes corporate policies, manpower, technology, cost accounting and day-to-day operations of the Company.

The Litigation Committee consists of Joe G. Brooks (Chairman), James H. Culp and Sal Miwa. The Litigation Committee establishes and administers the Company's litigation plans on behalf of the Board of Directors.


                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company during the three years ended December 31, 1999 to each executive officer of the Company whose aggregate cash compensation earned exceeded $100,000, and to the chief executive officer.


                           SUMMARY COMPENSATION TABLE


                  Annual Compensation                        Long-Term Compensation Awards                  Payouts
                  -------------------                        -----------------------------                  -------
                                                               Restricted      Securities              Long-term
Name and                                           Other      Annual Stock     Underlying              Incentive     All Other
Principal Position       Year         Salary       Bonus      Compensation       Awards     Options     Payouts     Compensation
------------------       ----         ------       -----      ------------     ----------   -------    ---------    ------------
Stephen W. Brooks        1999              0         0              0              0              0        0              0
Co-CEO                   1998              0         0              0              0              0        0              0
                         1997              0         0              0              0        500,000        0              0

Joe G. Brooks            1999     $  105,000(*)      0              0              0              0        0              0
Co-CEO                   1998         75,000         0              0              0              0        0              0
                         1997         75,000         0              0              0        400,000        0              0

* Accrued $30,000, which Mr. Brooks had not received as of December 31, 1999


           AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

                                                               Number of             Value of Unexercised
                              Number of                   Unexercised Options        In-the-Money Options
                               Shares                     at December 31, 1999       at December 31, 1999
                              Acquired       Value            Exercisable/               Exercisable/
Name                         on Exercise    Realized         Unexercisable               Unexercisable
----                         -----------    --------      --------------------       --------------------

Stephen W. Brooks                0             $0           375,000/150,000          $  945,295/$370,350
Joe G. Brooks                    0              0           400,000/100,000          $1,058,970/$253,150

                              DIRECTOR COMPENSATION

Non-employee directors do not receive cash compensation for serving on the Company's Board of Directors however; such persons are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. Directors are paid long-term compensation in the form of stock option grants under the Company's Non-Employee Director Stock Option Plan. Such plan provides for annual grants of options to purchase 25,000 shares of Class A common stock at the fair market value of said stock on the date of such grant.

                              SECTION 16 REPORTING

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1999, its executive officers, directors and greater than ten-percent beneficial owners were in compliance with applicable requirements of Section 16(a).

                    COMPENSATION AND OPTIONS COMMITTEE REPORT

The Compensation and Options Committee consists of Jerry B. Burkett, Sal Miwa, Marjorie S. Brooks and Michael M. Tull. This committee establishes and administers the Company's compensation and stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

The overall compensation policy of the Company is to maximize shareholder return by combining annual and long-term compensation to executives based upon corporate and individual performance. Annual compensation is paid in the form of base salary, which is subjectively determined by the Board based upon senior management's recommendation. Additionally, although no cash bonuses have been paid to executives, the Board reserves the right to grant such bonuses if the Company's performance so warrants. Long-term compensation to executives is built around the Company's stock option programs.

Base salaries are reviewed and approved by the full Board at the time an officer is hired and thereafter on a periodic basis as determined appropriate by the Board and senior management. Base salaries are subjectively determined based upon a number of factors, including level and scope of responsibility, salaries paid for comparable positions at similarly situated companies and individual and corporate performance.

The Company effects stock option grants from time-to-time as a mechanism for providing long-term, non-cash compensation to executives. The Board believes that stock options are (especially in the context of an emerging growth company) an effective incentive for executives and managers to create value for the Company and its shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. By utilizing stock-based compensation, the Company can focus much-needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business. Individual stock option grants are subjectively determined based upon a number of factors, including individual performance and prior year's grants. Based upon these factors, during 1999 there were 1,400,000 options issued to purchase Class A common stock. All option grants were made at an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant.

During 1999, Stephen W. Brooks, the Company's Co-Chief Executive Officer, did not receive any base salary or long-term compensation awards. Mr. Brooks has chosen to defer salaried compensation as to which time the Company has achieved positive cash flow and profitability.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1999, the Company had an agreement with an affiliate whereby the Company agreed to transfer certain of its trade receivables as collateral, which the affiliate deemed acceptable, up to $2 million at any one time. In February 2000, the Company's major shareholder increased the Company's factoring line to $2.5 million. The Company believes that the current terms for its factoring agreement with its major shareholder is competitive with, if not better than, terms that might be obtained from outside sources. Upon acceptance of a transfer of a receivable, the affiliate remitted to the Company 85% of the receivable, as defined in the agreement. Upon collection of the receivable the Company remitted to the affiliate 1% of the receivable as a factoring charge, and the additional 14% of the receivable was remitted to the Company, less interest costs, which were based on the time period over which the receivable was outstanding. The Company indemnified the affiliate for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company's customers. During 1999, the Company transferred an aggregate of approximately $20,500,000 in receivables under this agreement, of which $1,183,015 remained to be collected as of December 31, 1999. During 1998 and 1997, the Company transferred an aggregate of approximately $12,863,000 and $9,090,000, respectively, in receivables under this agreement, none of which remains to be collected. Costs of approximately $202,034, $113,189 and $73,718 associated with the factoring agreement were included in selling and administrative costs at December 31, 1999, 1998 and 1997, respectively.

At December 31, 1999, accounts payable-related parties included the $1,183,015 discussed above and $352,982 relating to other items owed to related parties.



                          BOARD OF DIRECTORS PROPOSAL:
                              ELECTION OF DIRECTORS
                           (Item 1 on the proxy card)

The Bylaws of the Company provide that the number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directors at nine. The Company currently has nine directors and at the meeting nine directors are to be elected by the holders of shares of outstanding Class A and Class B common stock and Series B preferred stock voting together as a single class. To be elected, each director must receive a plurality of the votes cast at the Annual Meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A common stock entitles the holder thereof to one vote with respect to the election of each of the nine director positions to be filled, each outstanding share of Class B common stock entitles the holder thereof to five votes with respect to the election of each of the nine director positions to be filled, and each outstanding share of Series B preferred stock is entitled to vote on an "as-converted" basis, resulting in 2,500 votes per share.

The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you wish to grant authority to vote for all nominees, check the box marked "FOR". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD". If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the names(s) of the nominee(s) for whom you are withholding the authority to vote by drawing a line through the name(s) of such nominee(s). If you withhold authority to vote your shares, such vote will be treated as an abstention and accordingly your shares will neither be voted for or against a director but will be counted for quorum purposes.

The nine nominees for director are: Joe G. Brooks, Sal Miwa, Stephen W. Brooks, Marjorie S. Brooks, Jerry B. Burkett, Dr. James H. Culp, Peter S. Lau, Michael
M. Tull and Samuel L. Milbank. All of the nominees except Samuel L. Milbank are presently directors of the Company. Joe G. Brooks is Chairman, Co-Chief Executive Officer and Interim President, Sal Miwa is Vice-Chairman of the Board of the Company and Stephen W. Brooks is currently Co-Chief Executive Officer.

The enclosed proxy, if properly signed and returned, will be voted for the election of the nine nominees named above, unless authority to vote is withheld. Management recommends that the stockholders vote in favor of the nine nominees named above. In the event one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such substitute nominees as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve, if elected.


                          BOARD OF DIRECTORS PROPOSAL:
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (Item 2 on the proxy card)

The Board Audit Committee has appointed Arthur Andersen, LLP to audit our financial statements for 2000. We are asking you to ratify that appointment.

                                PERFORMANCE GRAPH

The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, on AERT common stock, with two other indexes:

                                    [GRAPH]

                                                     FISCAL YEARS ENDED DECEMBER 31
                                     1994      1995       1996       1997       1998       1999

Advanced Environmental             $  100     340.00     130.02     120.00     260.00     990.02
Materials and Construction         $  100     117.09     133.25     145.53     147.08     122.30
Nasdaq Market Index                $  100     129.71     161.18     197.16     278.08     490.46

Assumes $100 invested on December 31, 1994, in AERT common stock, Materials and Construction composite index, and the Nasdaq Market Index weighted by market capitalization each year, of the Media General Industry Group 63 Materials and Construction.

(1) Total return assumes reinvestment of dividends.


                        ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF JUNE 16, 2000, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                             AUDITORS TO BE PRESENT

A representative of Arthur Andersen, LLP, the Company's auditors for 1999 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to questions.


                                  OTHER MATTERS

The Board of Directors has no knowledge of any other matters which may come before the meeting, and does not intend to present any other matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.


                      COST AND METHOD OF PROXY SOLICITATION

The Company will pay the cost of proxy solicitation. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may, if necessary, request the return of proxies by telephone, telegram, and fax or in person.


                              STOCKHOLDER PROPOSALS

Stockholder proposals for the next Annual Meeting of Stockholders anticipated to be held in July, 2001, must be received at the Company's corporate offices, 914 North Jefferson Street, Post Office Box 1237, Springdale, Arkansas 72765, on or before December 31, 2000.

The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.



/s/ JOE G. BROOKS

Joe G. Brooks
Chairman

Dated: June 28, 2000

[X] Please mark votes as in this example.

       FOR ALL nominees listed           WITHHOLD authorization        Nominees:  Joe G. Brooks
       at right (except as marked        to vote for all nominees                 Sal Miwa
       to the contrary below)            listed at right                          Stephen W. Brooks
                                                                                  Marjorie S. Brooks
1. Election                                                                       Jerry B. Burkett
   of                                                                             Dr. James H. Culp
   Directors          [ ]                   [ ]                                   Peter S. Lau
                                                                                  Michael M. Tull
                                                                                  Samuel L. Milbank

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.

2. Ratification of Arthur Andersen, LLP, independent public accountants, as the Company's auditor's.

   [ ] For            [ ] Against           [ ] Abstain

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 28, 2000.

The undersigned hereby appoints Joe G. Brooks, as proxy, with full power to appoint his substitute, and hereby authorizes to represent and vote, as designated on this proxy, all shares of common stock of Advanced Environmental Recycling Technologies, Inc. held of record by the undersigned on the record date June 16, 2000 at the Annual Meeting of Stockholders of the Company to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas on Friday, July 28, 2000 at 10:00 a.m., and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2.

The undersigned acknowledges receipt of the formal notice of such meeting and the 1999 Annual Report of the Company.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                      DATE:                   , 2000
             -----------------------------------       ------------------

Note: Please sign above exactly as name appears on the certificate. When shares are held by joint tenants both should sign. If a corporation or partnership, sign in corporate or partnership name by authorized person or partner.